Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Univercell Holdings, Inc. of our report dated May 15, 2003 which appears on page F-1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ Chisholm & Associates

Chisholm & Associates

North Salt Lake, UT

September 2, 2003